Exhibit 10.20

AIRCRAFT MANAGEMENT AGREEMENT

The Aircraft Management Agreement (the “Agreement”), made and entered into this 1st day of October 2002 by and between FL Aviation Corp. (FL), a corporation incorporated under the laws of the state of Delaware, with principal offices at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960 and Citadel Broadcasting Corporation (Citadel), with principal offices at 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128

WITNESSETH, that

WHEREAS, Citadel is the owner and operator of that certain Gulfstream Aerospace G-1159A aircraft bearing the United States Registration Number N692TV, and other additional aircraft as may from time to time, upon agreement of the parties, be listed as attachments to Exhibit 1 during the term of this Agreement, (the “AIRCRAFT”); and

WHEREAS, FL employs fully qualified pilots and maintenance personnel to assist Citadel in implementing its Flight Program for the AIRCRAFT, and

WHEREAS, Citadel desires to engage FL to provide such services to Citadel;

NOW THEREFORE, Citadel and FL, declaring their mutual intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

Section 1 - Management of Aircraft

1.1   Citadel’s Flight Program  -  In return for the amounts described herein FL will assist Citadel to create a “Flight Program” for the operation, maintenance, and administration of the AIRCRAFT.

1.2   Aircraft Location  -  The AIRCRAFT will be based at Morristown, New Jersey or at any similar facility agreeable to Citadel and FL.

1.3   Compliance with Regulations  -  Citadel shall operate and maintain the AIRCRAFT in compliance with all applicable Federal Aviation Regulations (“FAR”) and any other applicable laws, rules and regulations.  The parties agree that the AIRCRAFT will be under the operational control of Citadel at all times during the term of this Agreement.  In particular, the parties agree that Citadel shall have final authority over the scheduling of the AIRCRAFT.  All flight operations will be conducted under the provisions of FAR Part 91 (14 C.F.R. Part 91).

Section 2 - Term of this Agreement

Term  -  This Agreement will become effective on the day and year first written above and will remain in effect, unless terminated pursuant to Section 3.1 for a period of 36 months.

Section 3 - Termination

3.1   Either party to this Agreement may terminate the Agreement at any time by giving the other party not less than 180 days advance written notice of its election ot terminate.

3.3   Final Billings  -  Within 90 days after termination of this Agreement, FL will furnish Citadel a statement of billing of all invoices/charges owed to FL for services under this Agreement.  Citadel shall pay the amounts owed to FL within 30 days of such final billing statement.

Section 4  -  Insurance

4.1   Aircraft Insurance Policy  -  FL shall procure, pay for on Citadel’s behalf, and maintain in full force and effect at all times during the term of this Agreement an insurance policy for the AIRCRAFT which will as a minimum have the following coverage:

a.)    Hull Insurance - Covering all risks on the ground and in flight (including foreign object damage) for the AIRCRAFT in the amount of $6,500,000.

b.)   Public Liability - Passenger legal liability and property damage coverage in amounts not less than $400,000,000.

c.)    Statutory Workers Compensation and employees liability insurance to a limit of $500,000 liability.

d.)   War Risk and Confiscation Insurance to the extent available in the same amounts as the Hull Coverage.

4.2   Additional Insured  -  FL shall name Citadel as an additional insured on the coverage described in paragraphs (b) and (c) of Section 4.1 and any additional liability insurance obtained with respect to the operation of the AIRCRAFT.

4.3   Coverage Documentation  will be in a form satisfactory to Citadel and FL shall furnish copies of all insurance documentation to Citadel.  On or before the execution of this Agreement, and thereafter on each anniversary date thereof, FL shall also provide Citadel with certification of insurance evidencing the insurance policies required to be maintained by this Section 4.

4.4   Risk of Loss  -  The risk of loss or damage to the aircraft shall remain with Citadel at all times, including, without limitation, loss of use or any other incidental, special or consequential damages.  Citadel will retain all rights and benefits with respect to any insurance proceeds payable under Hull insurance policies maintained by FL that may be payable as a result of any incident occurrence while the AIRCRAFT is being operated by Citadel utilizing the services of FL under this Agreement.

Section 5 - Indemnification

Citadel hereby agrees to indemnify and hold harmless FL and its officers, directors, employees, direct and indirect shareholders and agents (“Indemnified Person”) from and against any liabilities, obligations, losses, damages, claims, actions, suits, costs, expenses, and disbursements including the reasonable fees and expenses of counsel for an Indemnified Party (“losses”) imposed on, insured by, or asserted against any Indemnified Person arising out of, relating to, or resulting from this Agreement or with respect to the ownership, lease, maintenance, repair, possession, use, operation, condition or other disposition or application of the AIRCRAFT.  Citadel’s obligation to indemnify any particular Indemnified Person under this Section 5 shall not, however, extend to any losses resulting from the willful misconduct or gross negligence of such Indemnified Person or director, officer, employee, or agent of such Indemnified Person.

Section 6 - Services

6.1   Aircraft Standards  -  FL shall consult with and provide advisory services to Citadel with respect to the maintenance of the AIRCRAFT and compliance with the aircraft manufacturer’s recommendations, mandatory bulletins, and directives and with FAR and all Federal Aviation Administration (“FAA”) airworthiness directives.

6.2   Aircrew Standards  -  FL shall provide the flight crewmembers for the aircraft and shall ensure crewmembers utilized in connection with the operation of the AIRCRAFT are appropriately certified, rated, and trained as required by the FAA.

6.3   Flight Operations

a.)    FL shall established safe operational capabilities for the AIRCRAFT and crew including aircraft performance weather conditions, airport facilities, duty time, aircraft servicing, crew training and other safety considerations.

b.)   FL shall advise Citadel concerning conformance of the operations of the AIRCRAFT to applicable FAR and with the capabilities established for the AIRCRAFT.

c.)    FL shall provide flight manuals, aircraft manuals, airway charts and other documents reasonably required to support Citadel’s operation of the AIRCRAFT.

6.4   Flight Scheduling

a.)    FL shall provide a system for flight scheduling by Citadel to include recording and coordinating trip requirements and handling all details out of Citadel’s scheduling of the aircraft.

b.)   FL shall arrange for aircraft passenger service requirements, as requested by Citadel.

c.)    FL shall maintain accurate records and flight logs of each trip and submit appropriate documentation to Citadel on a monthly basis.

6.5   Aircraft Maintenance and Service

a.)    FL shall maintain current manufacturer’s maintenance manuals for the AIRCRAFT.

b.)   FL shall consult with and provide advisory services to Citadel with respect to planning and insuring compliance with all applicable aircraft manufacturer’s recommendations, mandatory bulletins, FAR, FAA airworthiness directives, and the manufacturer’s recommended maintenance program for the AIRCRAFT.  FL shall provide qualified maintenance technicians to perform required maintenance or to assist Citadel in scheduling maintenance due at FAA certified facilities.

c.)    FL shall maintain all records and documentation required in connection with the maintenance program for the AIRCRAFT.

6.6   General Administration Services

a.)    FL shall provide operating budgets, reports and statements for the operation of the AIRCRAFT.

b.)   FL shall provide accounting services and processing systems as appropriated for the timely documentation, review, and payment of all expenses associated with operation of the AIRCRAFT.

c.)    FL shall provide an appropriate bill back/ accounting or allocation system for the AIRCRAFT flight time as required.

c.)    FL shall provide information as required to assist Citadel in preparation of any tax related filing to include excise tax, transportation tax, or fuel use tax if applicable.

Section 7 - Funding

7.1   Payment of Operating Expenses - FL will prepare an operating budget for the AIRCRAFT and submit it to Citadel for approval.  FL will insure timely payment of the operating expenses associated with the AIRCRAFT with the exception of any Aircraft finance payment, which will be paid directly by Citadel.

7.2   Citadel Funding  -  Citadel will remit to FL on a quarterly basis in advance the estimated monthly operating expenses of the AIRCRAFT.  This amount will be computed by dividing the annual operating budget by 12 and will provide a fixed monthly payment into an operating fund for payment of aircraft expenses.

7.3   Quarterly Fund Reconciliation  -  By the 15th of the month after the completion of each calendar quarter, FL will submit a reconciliation of AIRCRAFT expenses for the previous quarter.  Funds remaining in the operating fund will be credited toward the next calendar quarter.  If additional funds are required to meet quarterly aircraft expenses, Citadel will remit the additional amount to FL with the next quarter’s fixed quarterly payment.

Section 8 - Independent Contractor

In the performance of duties and responsibilities under this Agreement, FL shall be and shall act solely as an independent contractor and nothing containing in this Agreement or in the relationship of Citadel and FL created hereby shall constitute or be construed to be or create a partnership or joint venture between Citadel and FL.

Section 9 - Assignment

Neither Party shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, to any other party whatsoever, without the prior written consent of the other Party (provided however, that any merge , consolidations or sale of substantially all of the assets of any party shall not be deemed to be an assignment of this Agreement) and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 10 - Complete Agreement

This Agreement constitutes the entire Agreement between the Parties hereto with respect to the matters contemplated herein, and supersedes any prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein.

Section 11 - Amendments

No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against which enforcement of the amendment, modification, or discharge is sought.

Section 12 - Application of Laws

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (excluding the conflicts of laws rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written.  The persons signing below warrant their authority to sign.

FL Aviation Corp.:

By:	/s/ Tom Ritz
President

Citadel Communications Corporation:

By:	/s/ Farid Suleman

G-III Management Agreement

Amendment No. 1

Effective February 27, 2003 this agreement is amended to show Aviation I, LLC as owner and operator of Gulfstream III, N692TV and all other references to Citadel Broadcasting Corporation are amended to read Aviation I, LLC.

FL Aviation Corp.:

By:	/s/ Tom Ritz
President

Citadel Broadcasting Corporation:

By:	/s/ Randy Taylor
VP Finance

Aviation I, LLC

By:	/s/ Randy Taylor

VP Finance, Citadel Broadcasting Company
(Sole Member of Aviation I, LLC)

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